Exhibit 99.1

Hemisphere Media Group Announces Third Quarter 2021 Financial Results

Pantaya Subscriber Base Now at One million

MIAMI, FL — (November 5, 2021) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the third quarter ended September 30, 2021.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said “I am very pleased with our third quarter performance, as we continue our momentum from the first half of the year. Pantaya continues to grow its subscriber base, WAPA had another tremendous quarter, and our cable networks maintained their leadership positions. Subscriber fees increased and we saw strong advertising revenue performance, with 24% growth over the third quarter of 2019.

“Pantaya reached one million subscribers during the quarter and we are excited about our growth prospects. We have significantly ramped up our series production and have an unprecedented lineup of series and movies scheduled for 2022. In addition, with Pantaya’s recent launch on YouTube TV, along with the potential to launch on several other major distribution platforms, we are confident about reaching our long-term goal of 2.5 to 3 million subscribers by the end of 2025.

“WAPA had another outstanding quarter, fueled by our continued dominant ratings performance and program innovation. I’m very proud that WAPA has been nominated for an International Emmy Award, the first Puerto Rican TV station ever to be nominated, along with a record-setting 14 regional Emmy Award nominations. Puerto Rico’s advertising market also continued its growth, supported by positive economic fundamentals and business activity. The television advertising market in Puerto Rico has now increased for three consecutive years, and the outlook in Puerto Rico looks quite promising.

"Our portfolio of unique and powerful assets has delivered yet another successful quarter. We are transforming the business, while building on the performance we have delivered through difficult market environments. We have proven that our business is resilient and represents an underserved, but high growth and essential part of the media ecosystem.”

Financial Results for the Three and Nine Months Ended September 30, 2021

Net revenues were $50.8 million for the three months ended September 30, 2021, an increase of 37%, as compared to $37.2 million for the same period in 2020. Subscriber revenue increased $13.4 million, or 70%, primarily due to the inclusion of Pantaya, which the Company acquired on March 31, 2021, as well as contractual rate increases and new cable launches of our television networks, offset in part by a decline in U.S. cable subscribers. Other revenue increased $0.7 million, driven primarily by the timing of the licensing of content and theatrical releases. Advertising revenue decreased $0.4 million, or 2%, primarily due to political advertising revenue in the prior year period. Excluding political advertising, advertising revenue increased $0.9 million, or 6%.

Net revenues were $138.8 million for the nine months ended September 30, 2021, an increase of 33%, as compared to $104.3 million for the same period in 2020. Subscriber revenue increased $26.4 million, or 45%, primarily due to the inclusion of Pantaya, which the Company acquired on March 31, 2021, as well as contractual rate increases and new cable launches of our television networks, offset in part by a decline in U.S. cable subscribers. Advertising revenue increased $8.6 million, or 21%, primarily due to growth in the Puerto Rico television advertising market, coupled with an increase in WAPA’s share of the market, as well as an increase in advertising revenue at our cable networks, offset in part by political advertising revenue in the prior year period. Other revenue decreased $0.5 million, or 11%, driven primarily by the timing of the licensing of content.

Operating expenses were $58.2 million for the three months ended September 30, 2021, an increase of $34.4 million, as compared to operating expenses of $23.8 million for the same period in 2020. Operating expenses were $133.9 million for the nine months ended September 30, 2021, an increase of $56.1 million, as compared to operating expenses of $77.9 million for the same period in 2020. These increases were due to the inclusion of Pantaya, increased amortization of intangible assets recognized as part of the acquisition, and higher stock-based compensation. The increase in the nine-month period was also due to higher advertising sales commissions, as a result of the increase in advertising revenue. Additionally, the prior year periods reflected cost reductions as a result of the pandemic, including the postponement or cancellation of certain programming and sporting events, as well as voluntary salary reductions and employee retention credits, which the Company did not have in the current year periods.

Net loss attributable to Hemisphere Media Group, Inc. was $14.8 million for the three months ended September 30, 2021, as compared to net income of $5.3 million for the same period in 2020. Net income was $12.3 million for the nine months ended September 30, 2021, as compared to net loss of $10.8 million for the same period in 2020. The increase for the nine-month period was primarily due to a $30.1 million one-time non-cash gain recognized on the existing 25% equity interest in Pantaya upon the step acquisition of the remaining 75% equity interest on March 31, 2021.

Adjusted EBITDA was $5.3 million for the three months ended September 30, 2021, as compared to Adjusted EBITDA of $16.7 million for the same period in 2020. Adjusted EBITDA was $33.3 million for the nine months ended September 30, 2021, as compared to Adjusted EBITDA of $41.5 million for the same period in 2020.

As of September 30, 2021, the Company had $253.0 million in debt and $54.7 million of cash. The Company’s gross leverage ratio was approximately 4.6x, and net leverage ratio was approximately 3.6x, which reflects Pantaya’s operating results as of the acquisition date.

The following tables set forth the Company’s financial performance for the three and nine months ended September 30, 2021 and 2020, as well as select financial data as of September 30, 2021 and December 31, 2020:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(Unaudited)		(Unaudited)
Net revenues	$50,791	$37,172	$138,828	$104,316
Operating expenses:
Cost of revenues	16,024	10,994	42,601	34,521
Selling, general and administrative	31,164	10,819	67,463	32,260
Depreciation and amortization	10,861	2,771	17,863	8,696
Other expenses	413	172	8,504	3,220
Gain from FCC spectrum repack and other	(309)	(1,004)	(2,485)	(831)
Total operating expenses	58,153	23,752	133,946	77,866

Operating (loss) income	(7,362)	13,420	4,882	26,450

Other (expense) income:
Interest expense and other, net	(3,278)	(2,551)	(8,801)	(7,833)
(Loss) gain on equity method investment activity	(3,222)	(988)	20,818	(18,196)
Impairment of equity method investment	-	-	-	(5,479)
Other income (expense), net	540	-	(128)	-
Total other (expense) income	(5,960)	(3,539)	11,889	(31,508)
(Loss) income before income taxes	(13,322)	9,881	16,771	(5,058)

Income tax expense	(1,479)	(4,664)	(4,532)	(5,873)
Net (loss) income	$(14,801)	$5,217	$12,239	$(10,931)

Net loss attributable to noncontrolling interests	-	80	32	118
Net (loss) income attributable to Hemisphere Media Group, Inc.	$(14,801)	$5,297	$12,271	$(10,813)

Reconciliation of net (loss) income attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA:
Net (loss) income attributable to Hemisphere Media Group, Inc.	$(14,801)	$5,297	$12,271	$(10,813)
Add (Deduct):
Net loss attributable to noncontrolling interests	-	(80)	(32)	(118)
Income tax expense	1,479	4,664	4,532	5,873
Other (income) expense, net	(540)	-	128	-
Impairment of equity method investment	-	-	-	5,479
Loss (gain) on equity method investment activity	3,222	988	(20,818)	18,196
Interest expense and other, net	3,278	2,551	8,801	7,833
Gain from FCC spectrum repack and other	(309)	(1,004)	(2,485)	(831)
Transaction and non-recurring expenses	417	216	8,517	3,264
Depreciation and amortization	10,861	2,771	17,863	8,696
Stock-based compensation	1,690	1,315	4,485	3,951
Adjusted EBITDA	$5,297	$16,718	$33,262	$41,530

Selected Financial Data:

(amounts in thousands)

	As of		As of
	September 30, 2021		December 31, 2020
	(Unaudited)		(Audited)
Cash	$54,680		$134,471
Debt (a)	$252,952		$204,813

Leverage ratio (b):	4.6	x	3.2	x
Net leverage ratio (c):	3.6	x	1.1	x

(a) Represents the aggregate principal amount of the debt.

(b) Represents the sum of gross debt divided by Adjusted EBITDA for the last twelve months, including Pantaya’s operating results as of the acquisition date.

(c) Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months, including Pantaya’s operating results as of the acquisition date. This ratio differs from the calculation contained in the Company's amended term loan.

The following table presents estimated cable television subscriber information (unaudited):

	Subscribers (a)
	(amounts in thousands)
	September 30, 2021	December 31, 2020	September 30, 2020
U.S. Cable Networks:
WAPA America (b)	3,399	3,672	3,728
Cinelatino	3,555	3,822	3,831
Pasiones	3,805	4,125	4,147
Centroamerica TV	3,263	3,468	3,473
Television Dominicana	2,211	2,178	2,179
Total	16,233	17,265	17,358

Latin America Cable Networks:
Cinelatino	13,859	14,096	14,138
Pasiones	15,578	14,250	13,931
Total	29,437	28,436	28,069

(a)	Amounts presented are based on most recent remittances received from our Distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.

(b)	Excludes digital basic subscribers.

Non-GAAP Reconciliations

Within Hemisphere’s third quarter 2021 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net (loss) income attributable to Hemisphere Media Group, Inc., net loss attributable to non-controlling interest, depreciation expense, amortization of intangibles, gain from FCC spectrum repack and other, other (expense) income, net, loss (gain) on equity method investment activity, interest expense and other, net, impairment charges, transaction and non-recurring expenses, income tax expense, and stock-based compensation. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net (loss) income attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three and nine months ended September 30, 2021 and 2020.

Conference Call

Hemisphere will conduct a conference call to discuss its third quarter 2021 results at 11:00 AM ET on Friday, November 5, 2021. A live broadcast of the conference call will be available online via the Company’s Investor Relations website located at www.hemispheretv.com. Alternatively, interested parties can access the conference call by dialing (833) 952-1501, or from outside the United States at (236) 714-2110, at least five minutes prior to the start time. The conference ID for the call is 3544567.

A replay of the call will be available beginning at approximately 2:00 PM ET on Friday, November 5, 2021 by dialing (800) 585-8367, or from outside the United States by dialing (416) 621-4642. The conference ID for the replay is 3544567.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the impact of the acquisition of Pantaya on the Company’s business and financial performance, Pantaya’s subscriber growth prospects, the Company’s business plans, and the U.S. Hispanic population growth. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “might,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. Factors that could cause or contribute to changes in such forward-looking statements include, but are not limited to deterioration of general economic conditions, political instability, social unrest, and public health crises, such as the occurrence of a global pandemic like COVID-19, either nationally or in the local markets in which Hemisphere operates, Puerto Rico’s uncertain political climate, as well as delays in the disbursement of earmarked federal funds on the local economy and advertising market, the effects of extreme weather and climate events on Hemisphere’s business as well as Hemisphere’s counterparties, customers, employees, third-party vendors and suppliers, changes in the distribution and viewing of television programming, including the expanded deployment of personal video recorders, subscription and advertising video on demand, internet protocol television, mobile personal devices and personal tablets and their impact on advertising and affiliate revenue, short and long-term migration shifts in Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies and Hemisphere’s ability to successfully integrate acquired assets, in particular, Pantaya, and achieve anticipated synergies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements set forth in Hemisphere’s reports filed with the Securities and Exchange Commission (“SEC”), including Hemisphere’s quarterly reports on Form 10-Q and its annual report on Form 10-K. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We may also be faced with unforeseen risks and uncertainties related to Pantaya’s business. Additionally, many of these risks are currently amplified by and may, in the future, continue to be amplified by the prolonged impact of the COVID-19 pandemic. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television, streaming and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, the leading Spanish-language subscription streaming service in the U.S., a Spanish-language content distribution company and has an ownership interest in a leading broadcast television network in Colombia.

Contact:

Edelman Financial Communications for Hemisphere Media Group

Danielle O‘Brien

917-444-6325

danielle.obrien@edelman.com